EXHIBIT 10.2

December 2, 2016
Mr. Brian Agle
265 Sargent Rd.
Boxborough, MA 01719

Dear Brian,
We are pleased to offer you the position of Senior Vice President and Chief Financial Officer, reporting to Louis Hernandez, Jr. We are delighted that you are considering Avid and look forward to your acceptance.  We are confident that the knowledge and skills you will bring to our team will help us achieve our mission. Your start date will be December 12, 2016 (your actual start date is referenced herein as “Start Date”).
Salary
Your 2016-17 salary will be paid at an annual rate of three hundred eighty five thousand dollars ($385,000.00), payable in regular installments in accordance with Avid's usual payment practices. The initial pay period will be calculated based upon actual days worked.
Bonus Eligibility
Starting in 2017, you will be eligible to participate in Avid’s annual performance bonus plan (the "Plan"). Your target annual bonus level is 70% of your base salary. The annual Plan and payouts under the Plan are subject to approval of the Compensation Committee of Avid’s Board of Directors (“Compensation Committee”), and may include Avid’s achievement of certain financial goals and individual performance. The Compensation Committee (or a Plan administrator designed by the Compensation Committee) will have discretion to determine the amount of your bonus (including to pay less than the formula amount), subject to restrictions under the Plan against using discretion to increase the amount of your bonus. The Plan results and payment amounts will be determined following the Plan year after audited financials have been completed and announced, and any earned amounts will be paid on or before March 15 of the year following the Plan year.
Sign-On Bonus
You will also receive a one-time sign-on bonus of one hundred fifty thousand dollars ($150,000.00) to be paid in your first payroll check. If, during the first twelve months of employment, you terminate your employment with Avid or Avid terminates your employment for Cause (as defined below), you authorize Avid to deduct the amount of the sign-on bonus from any amounts due to you and, if that does not result in full repayment of the sign-on bonus amount, you will reimburse Avid for the difference.
Equity Award Grants
As a new employee of Avid, a recommendation will be made to Avid’s Compensation Committee that you be granted Avid 245,700 restricted stock units (“New Hire RSUs”). Subject to the Compensation Committee’s approval, the New Hire RSUs will vest as follows: 33.33% will vest on the first anniversary of the grant date, and an additional 8.33% will vest at the end of each three-month period, starting from the first anniversary of the grant date. Except as otherwise expressly provided, if your employment terminates for any reason before the New Hire RSUs (or any other award) are fully vested, you will forfeit the unvested portion.
The New Hire RSUs will be structured as “inducement awards.”
Subject to Compensation Committee approval, you will be granted RSUs with a value of nine hundred thousand dollars ($900,000.00) in or around March 2017, at the same time annual awards are made to Avid’s other executive officers (“2017 RSUs”). The actual number of RSUs granted will be determined by the price of Avid’s stock on the date of the grant. Subject to the Compensation Committee’s approval, (a) 50% of the 2017 RSUs will be conditioned on achieving performance objectives specified in your award agreement, which shall be the same performance objectives specified for Avid’s other executive officers, and (b) the other 50% of the 2017 RSUs (the “time-vested portion”) will vest as follows: 33.33% of the time-vested portion will vest on the first anniversary of the grant date, and an additional 8.33% of the time-vested portion will vest at the end of each three-month period, starting from the first anniversary of the grant date, provided, in each case, that you are employed by the Company on such vesting date. Except as otherwise expressly provided, if your employment terminates for any reason before the 2017 RSUs (or any other award) are fully vested, you will forfeit the unvested portion.
Benefits
Avid offers four weeks of paid vacation and ten paid holidays per calendar year for senior vice presidents. We offer Company subsidized medical, dental, and vision programs as well as life insurance, long term and short-term disability plans.  Additionally, you will be eligible to participate in Avid’s 401(k) Plan after three months of service (starting as of the first of the next month).  You will receive further documentation on Avid’s benefits programs upon formal acceptance of this employment offer.  All benefits are subject to the terms of the applicable benefit plans, as in effect and amended from time to time. Avid reserves the right to amend its benefit plans at any time and for any reason.
Severance
Should Avid terminate your employment with the Company without "Cause" (as defined below) other than due to your long-term disability, or you resign for “Good Reason” (as defined below), Avid agrees to continue to pay you, as severance pay:

•	your base salary for a period of twelve (12) months after your date of termination;

•	your target bonus for the year in which your employment terminates, pro-rated based on the number of months you were employed by the Company during the year of the date of termination; and

•
if you elect to continue receiving any group medical, dental, and/or vision benefits through COBRA, a payment equal to twelve (12) times the excess of (i) the total monthly premium for the coverage that you elect to receive over (ii) the monthly amount that Avid requires similarly situated employees to pay for the same type of coverage. This payment will be made within sixty (60) days after your employment terminates.

In order to be eligible for any of the severance pay and benefits, you will be required to sign Avid's standard severance agreement, which includes a general release of claims against Avid and its affiliates, and to allow the general release of claims to become effective and unrevoked. As a condition to receiving any severance, you will also be required to sign such other agreements as officers of the Company are generally required to sign if you have not already done so. Subject to the general release of claims not being revoked (and compliance with the tax laws described below), your base salary continuation payments (described above) will start on a date determined by Avid that is no more than sixty (60) days after your termination; the first payment will include any payments that would have been made before the first payment date had payment started on Avid’s first payroll date after your termination. If your termination date occurs within sixty (60) days before the end of a calendar year, no payment that is subject to Section 409A of the Internal Revenue Code will be made before January 1 of the next calendar year.
If and to the extent Avid determines that it must delay payment of any severance amounts described in this letter agreement in order to avoid triggering a tax under Section 409A of the Internal Revenue Code, the delayed amounts will be paid to you, without interest, on the first business day following the six (6) month anniversary of the termination of your employment. These requirements and provisions regarding the timing of commencement will also apply to amounts payable in connection with a Change-in-Control, as set forth below. For purposes of Section 409A, each installment payment shall be treated as a separate payment, and all provisions of this letter shall be interpreted consistent with the intent to comply with the requirements of Section 409A.
For the purpose of this letter:

•
"Cause" means misconduct including, but not limited to: (1) conviction of any felony or any crime involving moral turpitude or dishonesty ; (2) participation in a fraud, embezzlement or act of dishonesty to the detriment of Avid; (3) material breach of any Avid policy; (4) gross negligence or willful misconduct ; (5) material breach of any agreement between you and Avid (including your Non-Disclosure and Invention Assignment Agreement and Avid's Code of Business Conduct and Ethics (both of which you are required to sign as a condition of your employment at Avid)); (6) failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness); or (7) failing or refusing to cooperate, as reasonably requested in writing by the Company, in any internal or external investigation of any matter in which the Company has a material interest (financial or otherwise) in the outcome of the investigation.

•
“Good Reason” means a material diminution in your authority, duties or responsibilities; provided that “Good Reason” will exist only if (1) you inform Avid of the existence of the condition that you believe constitutes Good Reason within thirty (30) days after the condition first exists, (2)  Avid fails to remedy the condition within thirty (30) days after being notified, and (3) your employment terminates within 30 days after the end of the thirty-day cure period described in clause (2) (or by such earlier date as is requested by Avid).

Change-in-Control of the Company
Should Avid terminate your employment with the Company without "Cause" or you resign for “Good Reason,” in either case within one year following a Change-in-Control of the Company, as defined on Exhibit A attached hereto, (1) in addition to the severance described above, Avid agrees to pay you (a) an additional six (6) months base salary (which will be paid during the six (6) month period following the payment of the initial severance described above), and (b) an additional payment in lieu of continued medical benefits, equal to six (6) times the monthly amount described above; and (2) notwithstanding anything to the contrary in this offer letter or any applicable stock option or restricted stock unit (RSU) agreement, all outstanding stock option and RSUs that are not yet vested will become fully vested and exercisable (with respect to stock options) and payable (with respect to RSUs). Payment of RSUs will be delayed to the extent (if at all) that Avid determines is required to avoid triggering a tax under Section 409A of the Internal Revenue Code.
Location
This position will be based in the Burlington, MA office.
Please complete the following documents indicating your acceptance and return them to me via email:

•	Offer Letter - Sign and send back in entirety

•	Non-Disclosure and Invention Assignment Agreement - Sign and initial all Exhibits and send back in entirety

•	Employee Record Form
Upon receipt of the signed documents we will mail a personalized Benefits Orientation Kit to your home.
This offer is further subject to our satisfactory review of all of your prior employment agreements for "non-compete" clauses under which you may be restricted in working for Avid and upon your furnishing proof that you are authorized for employment in the U.S.A.
All Avid employees are required to sign an Avid Nondisclosure and Invention Assignment Agreement, which includes non-competition and non-solicitation provisions and Avid’s Code of Business Conduct and Ethics upon acceptance and/or commencement of employment. All Avid employees are also required to recertify the Code on an annual basis.  You will also be required to complete an Immigration Department I-9 form for which you will need to bring certain documentation with you to Avid.  These forms will be provided to you.
Acceptance of this offer does not constitute an employment agreement and this letter is not to be construed as a guarantee of employment by the Company for any specific period or length of time.
Brian, all of us at Avid look forward to welcoming you and are confident of your potential as a valued and respected member of our organization.  If you have any questions regarding the position, please do not hesitate to contact me.
Sincerely,

Jason Duva
SVP and General Counsel

ACCEPTED: _____________________________ DATE: ______________________

Exhibit A

"Change-in-Control of the Company" shall be deemed to have occurred only if any of the following events occur:

(i)
The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act”)) (a "Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities”); provided , however, that for purposes of this section, the following acquisitions shall not constitute a Change-in-Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which satisfies the criteria set forth in clauses (a) and (b) of paragraph (iii) below; or

(ii)
Individuals who, as of the date of this letter (the "Effective Date”), constitute the Company's Board of Directors (the "Incumbent Board”) cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the operating assets of the Company (a "Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of, respectively, the then-outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation), and the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Business Combination (which as used in this section shall include, without limitation, a corporation or other entity which as a result of such transaction owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (b) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation) of the corporation or other entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation or other entity;

provided, however, that a "Change-in-Control of the Company" shall be deemed to occur only if any of the foregoing events occur and such event that occurs is a "change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation" as defined in Treasury Reg. § 1.409A-3(i)(5).